EXHIBIT 4.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of February 19, 2004

among

ACTUANT CORPORATION,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

WACHOVIA BANK, NATIONAL ASSOCIATION,

U.S. BANK, NATIONAL ASSOCIATION,

as Syndication Agents,

LASALLE BANK NATIONAL ASSOCIATION,

M&I MARSHALL & ILSLEY BANK,

as Senior Managing Agents,

BANK OF AMERICA, N.A.,

NATIONAL CITY BANK,

HARRIS TRUST & SAVINGS BANK,

CRÉDIT INDUSTRIEL ET COMMERCIAL,

as Managing Agents,

and

BANK ONE, NA,

as Administrative Agent

[BANK ONE LOGO]

BANC ONE CAPITAL MARKETS, INC.

Lead Arranger and Sole Book Runner

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II THE CREDITS		19

2.1.	Commitment	19

2.2.	Repayment	19

2.3.	Ratable Loans; Types of Advances	19

2.4.	Swing Line Loans	19

	2.4.1. Amount of Swing Line Loans	19

	2.4.2. Borrowing Notice	19

	2.4.3. Making of Swing Line Loans	20

	2.4.4. Repayment of Swing Line Loans	20

2.5.	Commitment Fee; Reduction/Increase in Aggregate Commitment	21

2.6.	Minimum Amount of Each Advance	23

2.7.	Prepayments.	23

2.8.	Method of Selecting Types and Interest Periods for New Advances	24

2.9.	Conversion and Continuation of Outstanding Advances	25

2.10.	Changes in Interest Rate, etc	25

2.11.	Rates Applicable After Default	26

2.12.	Method of Payment	26

2.13.	Noteless Agreement; Evidence of Indebtedness	26

2.14.	Telephonic Notices	27

2.15.	Interest Payment Dates; Interest and Fee Basis	27

2.16.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	28

2.17.	Lending Installations	28

2.18.	Non-Receipt of Funds by the Agent	28

2.19.	Facility LCs	29

	2.19.1. Issuance	29

	2.19.2. Participations	29

	2.19.3. Notice	29

	2.19.4. LC Fees	29

	2.19.5. Administration; Reimbursement by Lenders	30

	2.19.6. Reimbursement by Borrower	30

	2.19.7. Obligations Absolute	31

	2.19.8. Actions of LC Issuer	31

	2.19.9. Indemnification	32

	2.19.10. Lenders’ Indemnification	32

	2.19.11. Facility LC Collateral Account	32

	2.19.12. Rights as a Lender	33

	2.19.13. Transitional Letter of Credit Provisions	33

2.20.	Replacement of Lender	33

ARTICLE III YIELD PROTECTION; TAXES		33

3.1.	Yield Protection	33

3.2.	Changes in Capital Adequacy Regulations	34

3.3.	Availability of Types of Advances	35

3.4.	Funding Indemnification	35

3.5.	Taxes	35

3.6.	Lender Statements; Survival of Indemnity	37

ARTICLE IV CONDITIONS PRECEDENT		37

4.1.	Initial Credit Extension	37

4.2.	Each Credit Extension	39

ARTICLE V REPRESENTATIONS AND WARRANTIES		39

5.1.	Existence and Standing	39

5.2.	Authorization and Validity	39

5.3.	No Conflict; Government Consent	39

5.4.	Financial Statements	40

5.5.	Material Adverse Change	40

5.6.	Taxes	40

5.7.	Litigation and Contingent Obligations	40

5.8.	Subsidiaries	41

5.9.	Employee Benefit Plans	41

5.10.	Accuracy of Information	42

5.11.	Regulation U	42

5.12.	Material Agreements	42

5.13.	Compliance With Laws	42

5.14.	Ownership of Properties	42

5.15.	Insurance	42

5.16.	Environmental Matters	43

5.17.	Investment Company Act	43

5.18.	Public Utility Holding Company Act	43

5.19.	Pledge Agreement	43

ARTICLE VI COVENANTS		43

6.1.	Financial Reporting	43

6.2.	Use of Proceeds	45

6.3.	Notice of Default	45

6.4.	Conduct of Business	45

6.5.	Taxes	46

6.6.	Insurance	46

6.7.	Compliance with Laws	46

6.8.	Maintenance of Properties	46

6.9.	Inspection	46

6.10.	Dividends	46

6.11.	Indebtedness	47

6.12.	Merger	49

6.13.	Sale of Assets	49

6.14.	Investments and Acquisitions	50

6.15.	Liens	50

6.16.	Affiliates	52

6.17.	Subordinated Indebtedness	52

6.18.	Contingent Obligations	53

6.19.	Financial Covenants.	53

	6.19.1. Leverage Ratio	53

	6.19.2. Fixed Charge Coverage Ratio	53

6.20.	Fiscal Year	53

6.21.	Designated Senior Indebtedness	53

6.22.	Guarantors; Pledges of Equity Interests in Foreign Subsidiaries.	53

ARTICLE VII DEFAULTS		55

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		57

8.1.	Acceleration	57

8.2.	Amendments	58

8.3.	Preservation of Rights	59

ARTICLE IX GENERAL PROVISIONS		59

9.1.	Survival of Representations	59

9.2.	Governmental Regulation	59

9.3.	Headings	59

9.4.	Entire Agreement	59

9.5.	Several Obligations; Benefits of this Agreement	59

9.6.	Expenses; Indemnification	60

9.7.	Numbers of Documents	60

9.8.	Accounting	60

9.9.	Severability of Provisions	61

9.10.	Nonliability of Lenders	61

9.11.	Confidentiality	61

9.12.	Nonreliance	61

9.13.	Disclosure	62

9.14.	USA PATRIOT ACT NOTIFICATION	62

9.15.	Waiver of Notice	62

ARTICLE X THE AGENT		62

10.1.	Appointment; Nature of Relationship	62

10.2.	Powers	63

10.3.	General Immunity	63

10.4.	No Responsibility for Loans, Recitals, etc	63

10.5.	Action on Instructions of Lenders	63

10.6.	Employment of Agents and Counsel	63

10.7.	Reliance on Documents; Counsel	64

10.8.	Agent’s Reimbursement and Indemnification	64

10.9.	Notice of Default	64

10.10.	Rights as a Lender	64

10.11.	Lender Credit Decision	65

10.12.	Successor Agent	65

10.13.	Agent and Arranger Fees	66

10.14.	Delegation to Affiliates	66

10.15.	Execution of Collateral Documents	66

10.16.	Guaranty and Collateral Releases	66

10.17.	Co-Agents	66

ARTICLE XI SETOFF; RATABLE PAYMENTS		66

11.1.	Setoff	66

11.2.	Ratable Payments	67

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		67

12.1.	Successors and Assigns	67

12.2.	Participations.	68

	12.2.1. Permitted Participants; Effect	68

	12.2.2. Voting Rights	68

	12.2.3. Benefit of Certain Provisions	68

12.3.	Assignments.	68

	12.3.1. Permitted Assignments	68

	12.3.2. Consents	69

	12.3.3. Effect; Effective Date	69

	12.3.4. Register	70

12.4.	Dissemination of Information	70

12.5.	Tax Treatment	70

ARTICLE XIII NOTICES		70

13.1.	Notices; Effectiveness; Electronic Communication	70

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION		71

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		72

v

EXHIBITS

Exhibit A	-	Opinion of Borrower’s Counsel
Exhibit B	-	Compliance Certificate
Exhibit C	-	Assignment and Acceptance
Exhibit D	-	Loan/Credit Related Money Transfer Instruction
Exhibit E	-	Note
Exhibit F	-	Commitment and Acceptance

SCHEDULES

Pricing Schedule
Schedule 1.1	-	Asset Sales
Schedule 1.2	-	Material Domestic Subsidiaries
Schedule 1.3	-	Material Foreign Subsidiaries
Schedule 1.4	-	Initial Pledgors
Schedule 2.19.13	-	Existing Letters of Credit
Schedule 4.1	-	List of Closing Documents
Schedule 5.7	-	Litigation
Schedule 5.8	-	Subsidiaries
Schedule 5.15	-	Insurance
Schedule 6.11	-	Indebtedness
Schedule 6.14	-	Investments
Schedule 6.15	-	Liens
Schedule 6.18	-	Contingent Obligations

CREDIT AGREEMENT

This Agreement, dated as of February 19, 2004, is among ACTUANT CORPORATION, a Wisconsin corporation, the Lenders and BANK ONE, NA, a national banking association having its principal office in Chicago, Illinois, as LC Issuer and as Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Advance” means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. The initial Aggregate Commitment as of the date hereof is $250,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale” means the sale, transfer or other disposition (by way of merger or otherwise) by the Borrower or any of the Subsidiaries to any person other than the Borrower or any Guarantor of (a) any Equity Interest of any of the Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a person other than the Borrower or a Subsidiary) or (b) any other assets of the Borrower or any of the Subsidiaries, other than (i) dispositions of inventory, excess, damaged, obsolete or worn out equipment, scrap and Cash Equivalent Investments, in each case disposed of in the ordinary course of business and consistent with past practices, (ii) dispositions resulting in insurance proceeds or condemnation awards or (iii) dispositions between or among Foreign Subsidiaries. “Asset Sale” shall not include sales of assets set forth on Schedule 1.1 hereto.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at a rate of 7.75%, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Bank One” means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

“Borrower” means Actuant Corporation, a Wisconsin corporation, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (v) shares of money market mutual funds having net assets in excess of $1,000,000,000, the investments of which are limited to one or more of the types of investments described in clauses (i) through (iv) above; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” shall be deemed to have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower (for the purpose of this clause (a) a person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a “parent corporation”) if such person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation); (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of 66-2/3% of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; (c) the adoption of a plan relating to the liquidation or dissolution of the Borrower; (d) the merger or consolidation of the Borrower with or into another Person, or the sale of all or substantially all the assets of the Borrower to another Person; or (e) any “Change in Control” or “Change of Control” as defined in any agreement governing Subordinated Indebtedness, or any “Designated Event” as defined in the Convertible Indenture or as similarly defined in any other agreement governing Subordinated Indebtedness, occurs and as a result thereof the Borrower is required to prepay or repurchase, or make an offer to prepay or repurchase, such Subordinated Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Documents” means, collectively, all agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Secured Obligations or any Guaranty of the Secured Obligations, including, without limitation, the Pledge Agreement and related financing statements, whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any of its Subsidiaries and delivered to the Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated EBITDA” means, for any period, (without duplication) the sum of the amounts for such period of Consolidated Net Income, plus to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) provision for taxes based on income, (iii) total depreciation expense, and (iv) total amortization expense, in each case without giving effect to any extraordinary gains or losses or gains or losses from sales of assets other than inventory sold in the ordinary course of business; provided, however, that amounts in any such period in respect of (a) any noncash charges associated with the sales of assets set forth on Schedule 1.1 hereto and (b) the write-off of deferred financing fees and any premium actually paid in connection with the Transactions shall be added to Consolidated EBITDA for such period, provided that the amount of any premium paid in connection with repurchases of the Subordinated Notes in excess of 30% shall not be added to Consolidated EBITDA for such period.

“Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (net of interest income) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period, including financing costs in connection with a Qualified Receivables Transaction.

“Consolidated Net Income” means, for any period, (without duplication) the consolidated net after tax income (or loss) of the Borrower and its consolidated Subsidiaries (other than net income, if positive, of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or by-laws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary) determined in accordance with GAAP; provided, however, that amounts in any such period in respect of (a) any non-cash charges associated with the sale or discontinuance of assets, businesses or product lines and (b) the cumulative effect of accounting changes shall be added, without duplication, to Consolidated Net Income for such period.

“Consolidated Rentals” means, with reference to any period, the Rentals of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Senior Indebtedness” means at any time Consolidated Indebtedness minus Subordinated Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Convertible Note Indenture” means the Indenture dated as of November 10, 2003 among the Borrower, certain of its Subsidiaries, as guarantors, and U.S. Bank National Association, as trustee.

“Convertible Notes” means the Borrower’s 2% Convertible Senior Subordinated Debentures due 2023 issued pursuant to the Convertible Note Indenture.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Default” means an event described in Article VII.

“Dividend” with respect to any Person means that such Person has declared or paid a dividend or returned any equity capital to its holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than common stock of such Person) or cash to holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its Equity Interests outstanding on or after the date hereof (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the Equity Interests of such Person outstanding on or after the date hereof (or any options or warrants issued by such Person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Domestic Subsidiary” means a Subsidiary of the Borrower incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means (i) in the case of a corporation, corporate stock, (ii) in the case of a limited liability company, association or business entity, any and all shares, interests, participations, ownership or voting rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, in each case regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of May 22, 2002, as amended, among the Borrower, certain lenders and Credit Suisse First Boston, as Collateral Agent and Administrative Agent.

“Existing Letters of Credit” is defined in Section 2.19.13.

“Existing Receivables Agreements” means, collectively, (i) the Receivables Sale Agreement dated as of May 30, 2001, as amended through the date hereof, among the Borrower and certain of its Subsidiaries, as Originators, and Actuant Receivables Corporation, as Buyer, and (ii) the Receivables Purchase Agreement dated as of May 30, 2001, as amended through the date hereof, among Actuant Receivables Corporation, as Seller, the Borrower, as Initial Servicer, Blue Ridge Asset Funding Corporation and Wachovia Bank, N.A., as Agent.

“Facility LC” is defined in Section 2.19.1.

“Facility LC Application” is defined in Section 2.19.3.

“Facility LC Collateral Account” is defined in Section 2.19.11.

“Facility Termination Date” means February 19, 2009, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Financial Officer” of any corporation means the chief financial officer, principal accounting officer, Treasurer or Controller of such corporation.

“Fixed Charge Coverage Ratio” means, at any date of determination, for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, the ratio of (i) Consolidated EBITDA minus Consolidated Capital Expenditures plus Consolidated Rentals to (ii) Consolidated Interest Expense minus Non-cash Interest Expense plus Consolidated Rentals plus expense for taxes paid or accrued plus cash dividends paid by the Borrower during such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Guarantor” means each of the Initial Guarantors and each Subsidiary that executes a supplement to the Guaranty pursuant to Section 6.22(a), and their respective successors and assigns.

“Guaranty” means that certain Guaranty dated as of February 19, 2004 executed by the Guarantors in favor of the Agent, for the ratable benefit of the Lenders, as it may be amended, supplemented or modified and in effect from time to time, pursuant to which the Guarantors have jointly and severally guaranteed payment of the Secured Obligations when due.

“Indebtedness” of a Person means (without duplication) such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Receivables Transaction Attributed Indebtedness, (viii) reimbursement obligations with respect to standby Letters of Credit, including contingent reimbursement obligations with respect to undrawn standby Letters of Credit, (ix) Net Mark-to-Market Exposure under Rate Management Transactions, (x) all liabilities and obligations of the types described in the preceding clauses (i) through (ix) of any other Person that such Person has assumed or guaranteed or that are secured by a Lien on any Property of such Person (provided that if any such liability or obligation of such other Person is not the legal liability of such Person, the amount thereof shall be deemed to be the lesser of (1) the actual amount of such liability or obligation and (2) the book value of such Person’s Property securing such liability or obligation) and (xi) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person. The Indebtedness of such Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Initial Guarantors” means each of the Subsidiaries listed on Schedule 1.2.

“Initial Pledgors” means each of the Subsidiaries listed on Schedule 1.4.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months (or, if deposits in the Eurodollar interbank market are available to all Lenders for such period, as determined by each Lender in its sole discretion, twelve months) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months (or, if applicable, twelve months) thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth (or, if applicable, twelfth) succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth (or, if applicable, twelfth) succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“LC Fee” is defined in Section 2.19.4.

“LC Issuer” means Bank One (or any subsidiary or affiliate of Bank One designated by Bank One) in its capacity as issuer of Facility LCs hereunder and, with respect to the Existing Letters of Credit only, U.S. Bank, National Association.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.19.5.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes Bank One in its capacity as Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date. Solely for purposes of this definition, if at any time the Leverage Ratio is being determined the Borrower or any Subsidiary shall have completed a Permitted Acquisition or an Asset Sale since the beginning of the relevant four fiscal quarter period, the Leverage Ratio shall be determined on a pro forma basis as if such Permitted Acquisition or Asset Sale, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period. As of the end of any fiscal quarter (but not for two successive quarters), the Borrower may use Net Consolidated Indebtedness instead of Consolidated Indebtedness to determine the Leverage Ratio, provided that as of such date of determination no Loans are outstanding under this Agreement.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Facility LC Applications, any Notes issued pursuant to Section 2.13, the Collateral Documents and the Guaranty.

“Loan Party” means the Borrower and each Guarantor and Pledgor.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the LC Issuer or the Lenders thereunder.

“Material Domestic Subsidiary” means (i) any Domestic Subsidiary directly holding any Equity Interest in a Material Foreign Subsidiary, (ii) any Domestic Subsidiary either (a) having assets (other than Equity Interests in Material Foreign Subsidiaries) which represent 10% or more of the consolidated assets of the Borrower and its Subsidiaries or (b) responsible for 10% or more of the Consolidated Net Income of the Borrower and its Subsidiaries. “Material Domestic Subsidiary” shall not include any special-purpose Subsidiary created to engage solely in a Qualified Receivables Transaction. Schedule 1.2 lists all of the Borrower’s Material Domestic Subsidiaries and their respective jurisdictions of organization as of the date hereof.

“Material Foreign Subsidiary” means any Foreign Subsidiary any Equity Interests of which are held by the Borrower or by any Domestic Subsidiary and that, on a consolidated basis with its Subsidiaries, directly or indirectly, either (a) has assets which represent 10% or more of the consolidated assets of the Borrower and its Subsidiaries or (b) is responsible for 10% or more of the Consolidated Net Income of the Borrower and its Subsidiaries. Schedule 1.3 lists all of the Borrower’s Material Foreign Subsidiaries and their respective jurisdictions of organization as of the date hereof.

“Material Indebtedness” means Indebtedness (other than Rate Management Obligations) in an outstanding principal amount of $5,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Material Subsidiary” means any Subsidiary, or group of Subsidiaries on a combined basis, that constitutes a Substantial Portion of the Property of the Borrower and its Subsidiaries.

“Modify” and “Modification” are defined in Section 2.19.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Cash Proceeds” means, with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds) and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which to the extent permitted hereunder and under the Collateral Documents is secured by the asset sold in such Asset Sale and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset).

“Net Consolidated Indebtedness” means at any time (i) Consolidated Indebtedness minus (ii) an amount equal to the lesser of (a) the aggregate amount of cash or Cash Equivalent Investments of the Borrower and its Subsidiaries in excess of $5,000,000 and (b) the aggregate amount of cash or Cash Equivalent Investments of the Borrower and its Subsidiaries maintained with any of the Lenders and/or their affiliates.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-cash Interest Expense” means, with reference to any period, the amortization of debt issue cost and bond discount amortization with respect to this Agreement, the Existing Credit Agreement and Subordinated Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.13.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the first day of each March, June, September and December of each year.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries, provided that (i) as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition, (ii) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (iii) the business to be acquired in such Acquisition is reasonably related to industrial manufacturing and distribution, (iv) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, (v) after giving effect to such Acquisition, the aggregate amount of consideration consisting of (without duplication, collectively, the “Consideration”) (A) cash payments for, plus (B) Indebtedness issued or assumed in connection with, plus (C) the reasonable projected amount (discounted to present value) of any non-contingent future payments for, plus (D) stock issued by the Borrower and its

Subsidiaries in connection with, all Acquisitions during the 12 month period most recently ended prior to the date of the consummation of such Acquisition shall be equal to or less than $150,000,000, and (vi) the Borrower shall be in compliance with the financial covenants contained in Sections 6.19.1 and 6.19.2 on a pro form basis for the four fiscal quarter period most recently ended prior to the date of the consummation of such Acquisition, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period, and the Agent shall have received from the Borrower a certificate demonstrating such compliance in reasonable detail.

“Permitted Refinancing Subordinated Indebtedness” means any replacement, renewal, refinancing or extension of any Subordinated Indebtedness permitted by this Agreement that (i) does not exceed the aggregate principal amount the Subordinated Indebtedness being replaced, renewed, refinanced or extended and (ii) does not have a maturity date or any installment, sinking fund, mandatory redemption or other principal payment due earlier than the earlier of (a) the Facility Termination Date and (b) the date of any comparable principal payment under the terms of the Subordinated Indebtedness being replaced, renewed, refinanced or extended.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pledge Agreement” means that certain Pledge Agreement dated as of February 19, 2004 executed by the Pledgors in favor of the Agent, for the ratable benefit of the Lenders, as it may be amended, supplemented or modified and in effect from time to time, pursuant to which the Pledgors have pledged to the Agent the Equity Interests, but not more than 65% of the Voting Equity Interests, of each of the Borrower’s Material Foreign Subsidiaries, to secure the payment of the Secured Obligations.

“Pledged Collateral” is defined in the Pledge Agreement.

“Pledgor” means each of the Initial Pledgors and each Subsidiary that executes a supplement to the Pledge Agreement pursuant to Section 6.22(b), and their respective successors and assigns.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.

“Purchasers” is defined in Section 12.3.1.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto, provided that (i) all of the terms and conditions of such transaction or series of transactions, including without limitation the amount and type of any recourse to the Borrower or any Subsidiary with respect to the assets transferred, are reasonably acceptable to the Agent and the Required Lenders, and (ii) the Receivables Transaction Attributed Indebtedness incurred in such transaction or series of transactions does not exceed $75,000,000. For purposes of clause (i) of the foregoing definition, the terms and conditions of the Existing Receivables Agreements shall be deemed to be acceptable to the Agent and the Required Lenders.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or any subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the Aggregate Outstanding Credit Exposure.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means, collectively, (i) the Obligations and (ii) all Rate Management Obligations owing to one or more Lenders.

“Senior Leverage Ratio” means, at any date of determination, the ratio of Consolidated Senior Indebtedness on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Subordinated Indebtedness” means (i) the Borrower’s Subordinated Notes and Convertible Notes in the principal amounts of $60,779,000 and $150,000,000, respectively, outstanding on the date hereof, (ii) up to $100,000,000 of additional Indebtedness of the Borrower, the payment of which is subordinated to payment of the Secured Obligations and all of the terms and conditions of which are reasonably acceptable to the Agent and the Required Lenders, and (iii) Permitted Refinancing Subordinated Indebtedness, the payment of which is subordinated to payment of the Secured Obligations and all of the terms and conditions of which are reasonably acceptable to the Agent and the Required Lenders, provided, in each case, that subordination provisions substantially similar to those contained in the Convertible Indenture shall be deemed to be reasonably acceptable.

“Subordinated Note Indenture” means the Indenture dated as of August 1, 2000, as amended by the First Supplemental Indenture dated as of January 14, 2004, between the Borrower and J.P. Morgan Trust Company, National Association, as successor trustee to Bank One Trust Company, N.A.

“Subordinated Notes” means the Borrower’s 13% Senior Subordinated Notes due 2009 issued pursuant to the Subordinated Note Indenture.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Swing Line Borrowing Notice” is defined in Section 2.4.2.

“Swing Line Lender” means Bank One or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.4.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Transactions” means, collectively, (a) the consummation of the Existing Credit Agreement and the initial borrowings thereunder and (b) the execution and delivery of the Subordinated Note Indenture and the issuance of the Subordinated Notes thereunder.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

“Voting Stock” means any class or classes of capital stock of the Borrower pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of the Borrower.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender’s Outstanding Credit Exposure shall not exceed its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.

2.2. Repayment. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3. Ratable Loans; Types of Advances. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9, or Swing Line Loans selected by the Borrower in accordance with Section 2.4.

2.4. Swing Line Loans.

2.4.1. Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender may, in its sole discretion, on the terms and conditions set forth in this Agreement, make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, plus (iii) the Swing Line Lender’s Pro Rata Share of the LC Obligations, exceed the Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

2.4.2. Borrowing Notice. The Borrower shall deliver to the Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the Floating Rate.

2.4.3. Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender may, in its sole discretion, make available the Swing Line Loan, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Agent’s aforesaid address. If the Swing Line Lender elects, in its sole discretion, not to make such Swing Line Loan, the Swing Line Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrower and each Lender.

2.4.4. Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the tenth (10th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the tenth (10th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.4.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.4.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.09 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.4.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.4.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.4.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.5. Commitment Fee; Reduction/Increase in Aggregate Commitment.

(a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. Swing Line Loans shall not count as usage of the Aggregate Commitment for the purpose of calculating the commitment fee due hereunder.

(b) Reduction in Aggregate Commitment. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof, upon at least three Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

(c) Increase in Aggregate Commitment. (i) At any time, but not more than twice, the Borrower may request that the Aggregate Commitment be increased; provided that, without the prior written consent of all of the Lenders, (A) the Aggregate Commitment shall at no time exceed $300,000,000 minus the aggregate amount of all reductions in the Aggregate Commitment previously made pursuant to Section 2.5(b); (B) each such request shall be in a minimum amount of at least $10,000,000 and increments of $5,000,000 in excess thereof; and (C) the aggregate amount of such increases shall not exceed $50,000,000. Each request shall be made in a written notice given to the Agent and the Lenders by the Borrower not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Commitment and the proposed effective date of such increase. In the event of such a Commitment Increase Notice, each of the Lenders shall be given the opportunity to participate in the requested increase ratably in the proportions that their respective Commitments bear to the Aggregate Commitment under this Agreement. On or prior to the date that is fifteen (15) Business Days after receipt of the Commitment Increase Notice, each Lender shall submit to the Agent a notice indicating the maximum amount by which it is willing to increase its Commitment in connection with such Commitment Increase Notice (any such notice to the Agent being herein a “Lender Increase Notice”). Any Lender which does not submit a Lender Increase Notice to the Agent prior to the expiration of such fifteen (15) Business Day period shall be deemed to have denied any increase in its Commitment. In the event that the increases of Commitments set forth in the Lender Increase Notices exceed the amount requested by the Borrower in the Commitment Increase Notice, the Agent and the Arranger shall have the right, with the consent of the Borrower, to allocate the amount of increases necessary to meet the Borrower’s Commitment Increase Notice. In the event that the Lender Increase Notices are less than the amount requested by the Borrower, not later than three (3) Business Days prior to the proposed effective date the Borrower may notify the Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice. Any Proposed New Lender shall be subject to the consent of the Agent (which consent shall not be unreasonably withheld). If the Borrower shall not have arranged any Proposed New Lender(s) to commit to the shortfall from the Lender Increase Notices, then the Borrower shall be deemed to have reduced the amount of its Commitment Increase Notice to the aggregate amount set forth in the Lender Increase Notices. Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Agent shall notify the Borrower and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lenders’ Commitment (the “Effective Commitment Amount”) and the amount of the Aggregate Commitment, which amounts shall be effective on the following Business Day. Any increase in the Aggregate Commitment shall be subject to the following conditions precedent: (I) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Commitment all representations and warranties shall be true and correct in all material respects as though made on such date and no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (II) the Borrower, the Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Commitment” in support of such increase in the Aggregate Commitment shall have executed and delivered a “Commitment and Acceptance” substantially in the form of Exhibit F hereto, (III) counsel for the Borrower and for the Guarantors shall have provided to the Agent supplemental opinions in form and substance reasonably satisfactory to the Agent and (IV) the Borrower and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Agent shall have reasonably requested in connection with such increase. If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Agent to the Borrower. No less than two (2) Business Days prior to the effective date of the increase of the Aggregate Commitment, the Agent shall notify the Borrower of the amount of the fee to be charged by the Lenders, and the Borrower may, at least one (1) Business Day prior to such effective date, cancel its request for the commitment increase. If the commitment increase is cancelled pursuant to the immediately preceding sentence, the Borrower’s cancelled increase request shall not be counted towards the Borrower’s two increase requests permitted by the first sentence of this Section 2.5(c). Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment, the Agent shall promptly advise the Borrower and each Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(ii) For purposes of this clause (ii), (A) the term “Buying Lender(s)” shall mean (1) each Lender the Effective Commitment Amount of which is greater than its Commitment prior to the effective date of any increase in the Aggregate Commitment and (2) each Proposed New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice and (B) the term “Selling Lender(s)” shall mean each Lender whose Commitment is not being increased from that in effect prior to such increase in the

Aggregate Commitment. Effective on the effective date of any increase in the Aggregate Commitment pursuant to clause (i) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender’s right, title and interest in and to its outstanding Loans in the respective dollar amounts and percentages necessary so that, from and after such sale, each such Selling Lender’s outstanding Loans shall equal such Selling Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Loans. Effective on the effective date of the increase in the Aggregate Commitment pursuant to clause (i) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the outstanding Loans purchased hereby shall equal the respective dollar amount necessary so that, from and after such payments, each Buying Lender’s outstanding Loans shall equal such Buying Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Loans. Such amount shall be payable on the effective date of the increase in the Aggregate Commitment by wire transfer of immediately available funds to the Agent. The Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders. Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Loans being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Loans, except for participations which will be extinguished upon payment to Selling Lender of an amount equal to the portion of the outstanding Loans being sold by such Selling Lender. Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender’s representations and warranties contained in the foregoing sentence, each such Buying Lender has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents. The Borrower hereby agrees to compensate each Selling Lender for all losses, expenses and liabilities incurred by each Lender in connection with the sale and assignment of any Eurodollar Loan hereunder on the terms and in the manner as set forth in Section 3.4.

2.6. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $2,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $250,000 (and in multiples of $250,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

2.7. Prepayments.

(a) Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $250,000 or any integral multiple of $250,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon two Business Days’ prior notice to the Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 11:00 a.m. (Chicago time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $2,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Agent.

(b) Mandatory Prepayments/Reductions in Aggregate Commitment. Not later than the third Business Day following receipt of any Net Cash Proceeds of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans, provided that no such prepayment shall be required hereunder unless, and only to that extent that, Net Cash Proceeds of Asset Sales exceed $10,000,000 in the aggregate during any four fiscal quarter period; provided that no mandatory prepayment or reduction in Aggregate Commitment shall be required pursuant to this Section 2.7(b) on account of such Net Cash Proceeds if, and to the extent that, the Borrower notifies the Agent in writing within three Business Days following receipt of such Net Cash Proceeds of its or its Subsidiary’s good faith intention to apply such Net Cash Proceeds to the acquisition of other assets or Property to be used in its business within 120 days following the receipt of such Net Cash Proceeds, with the amount of such Net Cash Proceeds unused after such 120-day period to be treated as Net Cash Proceeds in accordance with this Section 2.7(b). Amounts to be applied pursuant to this Section 2.7(b) shall be applied first to Swing Line Loans, second to Revolving Loans that are Floating Rate Loans and third to Revolving Loans that are Eurodollar Loans, in each case, together with accrued interest on the Loans being prepaid. All prepayments required by this Section 2.7(b) shall be subject to the payment of any funding indemnification amounts required by Section 3.4, but without penalty or premium. On each date on which a prepayment under this Section 2.7(b) is required, or would be required but for the fact that no Loans are then outstanding: (i) the Aggregate Commitment shall be reduced, ratably among the Lenders, in an amount equal to the total amount of the required prepayment, regardless of whether sufficient Loans are outstanding for such amount to be applied as a prepayment; (ii) if, after giving effect the reduction required pursuant to clause (i) above, the aggregate undrawn stated amount under all Facility LCs outstanding at such time exceeds the Aggregate Commitment, the Borrower shall pay to the Agent an amount equal to such excess, which funds shall be held in the Facility LC Collateral Account for so long as such excess shall exist, subject to Section 8.1 in the event that a Default shall have occurred and be continuing; and (iii) the Borrower shall deliver to the Agent a certificate signed by a Financial Officer setting forth in reasonable detail the calculation of the amount of such prepayment and/or reduction in Aggregate Commitment.

2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.

2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.10. Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a

Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall (except (i) with respect to repayments of Swing Line Loans, (ii) in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or (iii) as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.19.6.

2.13. Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence (absent manifest error) of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit E, with appropriate changes for notes evidencing Swing Line Loans (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender in a form supplied by the Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.14. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Financial Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17. Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.18. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19. Facility LCs.

2.19.1. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $25,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC (other than the Existing Letters of Credit, the expiry dates of which shall not be extended) shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance (or, in the case of any renewal or extension thereof, one year after such renewal or extension).

2.19.2. Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.19.3. Notice. Subject to Section 2.19.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.19.4. LC Fees. The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date (the “LC Fee”). The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee in an amount agreed upon between the LC

Issuer and the Borrower in the fee letter described in Section 10.13, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

2.19.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.19.6. Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% per annum plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.19.7. Obligations Absolute. The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.19.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.

2.19.8. Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.19.9. Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, out-of-pocket costs or expenses which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, out-of-pocket costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.19.10. Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

2.19.11. Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility LC Collateral Account”) at the Agent’s office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 2.7(b) or 8.1. The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days. Nothing in this Section 2.19.11 shall either obligate the Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 2.7(b) or 8.1.

2.19.12. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.19.13. Transitional Letter of Credit Provisions. From and after the date hereof, the letters of credit described on Schedule 2.19.13 (the “Existing Letters of Credit”) shall be deemed to constitute Facility LCs issued pursuant to Section 2.19.1. in which the Lenders participate pursuant to Section 2.19.2. Fees shall accrue in respect of the Existing Letters of Credit as provided in Section 2.19.4 beginning as of the date hereof.

2.20. Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)	subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

(ii)	imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)	imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans or Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change (as defined below), then, within 15 days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5. Taxes. (i) All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

(iii) The Borrower hereby agrees to indemnify the Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent, the LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless (a) the Borrower has furnished to the Agent with sufficient copies for the Lenders:

(i)

Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation, as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Agent or any Lender to verify the identity of Borrower as required by Section 326 of the USA PATRIOT Act.

(ii)	Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

(iii)	An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Financial Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv)	A certificate, signed by a Financial Officer of the Borrower, stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.

(v)	A written opinion of the Borrower’s counsel, addressed to the Lenders in substantially the form of Exhibit A.

(vi)	Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(vii)	Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Agent and signed by a Financial Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

(viii)	The Guaranty, the Pledge Agreement and the other documents listed on the List of Closing Documents attached hereto as Schedule 4.1 and not otherwise listed above.

(ix)	Such other documents as any Lender or its counsel may have reasonably requested.

(x)	If the initial Credit Extension will be the issuance of a Facility LC, a properly completed Facility LC Application.

(b) the Borrower has paid (or made arrangements to pay concurrently with the making of the initial Credit Extension) all principal, interest, fees and premiums, if any, on all loans and other financial accommodations outstanding under the Existing Credit Agreement and has terminated such agreement, and all Liens granted in connection with the Existing Credit Agreement have been released, and (c) the Borrower has paid to the Agent and the Arranger the fees agreed to in the letter agreement described in Section 10.13 then due and owing.

4.2. Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.4.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i)	No Default or Unmatured Default exists or would exist immediately after giving effect to such Credit Extension.

(ii)	The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii)	All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in all material respects in each jurisdiction in which its business is conducted, except for any failure (other than by any Loan Party or any Material Foreign Subsidiary) to be in compliance with the foregoing that could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.

5.2. Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3. No Conflict; Government Consent. Neither the execution and delivery by each Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements. The August 31, 2003 audited consolidated financial statements and the November 30, 2003 unaudited consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended, subject, in the case of such unaudited financial statements, to normal year-end adjustments.

5.5. Material Adverse Change. Since August 31, 2003 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. The Borrower and its Subsidiaries have filed all material United States federal tax returns and all other material tax returns which are required to be filed and have paid all material taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. The United States income tax returns of the Borrower and its Subsidiaries through the fiscal year ended August 31, 1999 are closed for audit by the Internal Revenue Service. No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7. Litigation and Contingent Obligations. Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 5.7, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. Schedule 1.2 contains an accurate list of all of the Borrower’s Material Domestic Subsidiaries and their respective jurisdictions of organization as of the date hereof. Schedule 1.3 contains an accurate list of all of the Borrower’s Material Foreign Subsidiaries and their respective jurisdictions of organization as of the date hereof. As of the date of this Agreement, (i) the aggregate assets of the Borrower, the Material Domestic Subsidiaries listed on Schedule 1.2 and the Material Foreign Subsidiaries listed on Schedule 1.3 (in the case of such Material Foreign Subsidiaries, on a consolidated basis with their respective Subsidiaries) represent 90% or more of the consolidated assets of the Borrower and its Subsidiaries and (ii) such entities on an aggregate basis are responsible for 90% or more of the Consolidated Net Income of the Borrower and its Subsidiaries.

5.9. Employee Benefit Plans. (a) The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $20,000,000, and no Single Employer Plan has any Unfunded Liabilities for which a minimum funding waiver request has been filed or is reasonably anticipated to be filed. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $20,000,000 in the aggregate. Each Plan complies with all applicable requirements of law and regulations, except for any failure to comply that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; no Reportable Event has occurred with respect to any Plan; neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so; and no steps have been taken to reorganize or terminate any Plan.

(b) Each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of the Borrower, its Affiliates or any of its directors, officers, employees or agents has engaged in a transaction that subject the Borrower or any of the Subsidiaries, directly or indirectly, to a tax or civil penalty that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities, with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Borrower or any of its Affiliates with respect to any Foreign Pension Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect.

5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder, and none of the Pledged Collateral is margin stock.

5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction the compliance with which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14. Ownership of Properties. On the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Agent as owned by the Borrower and its Subsidiaries, except as sold or otherwise disposed of in the ordinary course of business, other than defects in title that do not in the aggregate materially detract from the value of the property or assets of the Borrower and the Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Borrower and the Subsidiaries, taken as a whole.

5.15. Insurance. Schedule 5.15 sets forth a true, complete and correct description of all material insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the date of this Agreement. As of such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice and have adequate reserves for all deductibles and self-insurance programs.

5.16. Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that compliance with applicable Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.19. Pledge Agreement. The Pledge Agreement is effective to create in favor of the Agent, for the benefit of the holders of the Secured Obligations, a legal, valid and enforceable security interest in the Pledged Collateral and, when financing statements in appropriate form are filed in the appropriate filing office in the jurisdiction of organization of each Pledgor, or certificates representing the Pledged Collateral are delivered to the Agent, or the issuer of the Pledged Collateral executes a control agreement in favor of the Agent, as applicable, the Pledge Agreement will create a valid and perfected first priority security interest in the Pledged Collateral, in favor of the Agent for the benefit of the holders of the Secured Obligations.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Agent (for further distribution to each Lender):

(i)

Within 90 days after the end of each fiscal year, its consolidated and consolidating balance sheet and related statements of income and cash flows showing the financial condition of the Borrower and the Guarantors and other Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Guarantors and other Subsidiaries during such year, all in reasonable detail and audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing, together with an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, setting forth in each case in comparative form (a) the corresponding statements for the preceding fiscal year and (b) the budget corresponding to such period previously provided pursuant to Section 6.1(iii), and accompanied by (x) any management letter prepared by such accountants and (y) at the reasonable request of the Agent, a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

(ii)	Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated and consolidating balance sheet and related statements of income and cash flows showing the financial condition of the Borrower and the Guarantors and other Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Guarantors and other Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all in reasonable detail and certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of each of the Borrower and the Guarantors and other Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, setting forth in each case in comparative form the corresponding statements for the corresponding period in the preceding fiscal year.

(iii)	No later than 75 days following the first day of each fiscal year of the Borrower, a budget in form reasonably satisfactory to the Agent (including budgeted statements of income by each of the Borrower’s business segments and consolidated as to sources and uses of cash and balance sheets) prepared by the Borrower for each of the four quarters of such fiscal year prepared in the same level of detail as prepared for and delivered to the Borrower’s board of directors, in each case, of the Borrower and the Subsidiaries, accompanied by the statement of a Financial Officer of the Borrower to the effect that the budget is a reasonable estimate for the period covered thereby.

(iv)	Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by one of its Financial Officers showing the calculations necessary to determine compliance with the covenants contained in Section 6.19 of this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(v)	As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement,

signed by a Financial Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

(vi)	Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished. So long as the Borrower is a public company for reporting purposes under the Exchange Act, compliance with clause (vii) below shall be deemed to be in compliance with this clause (vi).

(vii)	Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(viii)	If requested by the Agent, together with the financial statements required under Section 6.1(i), a certificate of good standing for the Borrower and each other Person which has pledged collateral in support of the Secured Obligations from the appropriate governmental officer in its jurisdiction of incorporation or organization.

(ix)	Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.

6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes, including, without limitation, liquidity support for commercial paper, to refinance certain existing indebtedness and for working capital purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Agent (for further distribution to each Lender) of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner as it is presently conducted and in (and only in) lines of business reasonably related to industrial manufacturing and distribution and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in all material respects in each jurisdiction in which its business is conducted, in each case, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon reasonable request certificates of insurance as to the insurance carried.

6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect and/or result in the creation of any Lien not permitted by Section 6.15.

6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times in all material respects.

6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate.

6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any Dividends, except that:

(i)	(a) Any Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower and (b) any Subsidiary that is not a Wholly-Owned Subsidiary may pay cash Dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests in such Subsidiary).

(ii)	So long as there shall exist no Default or Unmatured Default (both before and after giving effect to the payment thereof), the Borrower may repurchase outstanding shares of its common stock (or options to purchase such common stock) following the death, disability, retirement or termination of employment of employees, officers or directors of the Borrower or any of its Subsidiaries; provided that (a) all amounts used to effect such repurchases are obtained by the Borrower from a substantially concurrent issuance of its common stock (or options to purchase such common stock) to other employees, members of management, executive officers or directors of the Borrower or any of its Subsidiaries or (b) to the extent the proceeds used to effect any repurchase are not obtained as described in preceding clause (a), the aggregate amount of Dividends paid by the Borrower pursuant to this Section 6.10(ii) (exclusive of amounts paid as described pursuant to preceding clause (a)) shall not exceed $1,000,000 in any fiscal year of the Borrower; provided that, in the event that the maximum amount which is permitted to be expended in respect of Dividends during any fiscal year pursuant to this clause (b) is not fully expended during such fiscal year, the maximum amount which may be expended during the immediately succeeding fiscal year pursuant to this clause (b) shall be increased by such unutilized amount.

(iii)	So long as there shall exist no Default or Unmatured Default (both before and after giving effect to the payment thereof), the Borrower may repurchase outstanding shares of its common stock or equivalents thereof or rights to purchase any of the foregoing issued in connection with the Borrower’s directors compensation plan; provided that the aggregate amount of shares repurchased paid by the Borrower pursuant to this Section 6.10(iii) (exclusive of amounts paid as described pursuant to Section 6.10.(ii)) shall not exceed $750,000 in any fiscal year and shall not exceed a maximum of $1,750,000 for all such repurchases made on or after the date hereof.

(iv)	So long as there shall exist no Default or Unmatured Default (both before and after giving effect to the declaration and payment thereof), the Borrower may pay Dividends with respect to its outstanding common stock, provided that (i) no Dividend shall be declared or paid during any fiscal year unless the Senior Leverage Ratio, determined as of the end of the immediately preceding fiscal year, was less than 2.50 to 1, and (ii) the aggregate amount of such Dividends declared or paid during any fiscal year shall not exceed 25% of the positive Consolidated Net Income of the Borrower and its Subsidiaries for the immediately preceding fiscal year.

6.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(i)	The Loans and the Reimbursement Obligations.

(ii)	Subordinated Indebtedness.

(iii)	Receivables Transaction Attributed Indebtedness.

(iv)	Commercial paper issued by the Borrower in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding, provided that at all times the Available Aggregate Commitment shall be greater than the aggregate principal amount of such commercial paper outstanding at such time.

(v)	Indebtedness actually outstanding on the date hereof and listed on Schedule 6.11 (not including any Indebtedness described in clauses (i) through (iv) above), but not any refinancings or renewals thereof.

(vi)	Rate Management Obligations under Rate Management Transactions entered into from time to time by the Borrower and which the Borrower in good faith believes will provide protection against its reasonably estimated interest rate, foreign currency or commodity exposure.

(vii)	(a) Capitalized Lease Obligations not to exceed $5,000,000 at any time outstanding and (b) Indebtedness pursuant to Sale and Leaseback Transactions, the Attributable Debt of which shall not exceed $25,000,000 at any time outstanding.

(viii)	Intercompany Indebtedness of the Borrower and its Subsidiaries outstanding to the extent permitted by Section 6.14.

(ix)	In addition to any Indebtedness permitted by the preceding clause (viii), Indebtedness of any Wholly-Owned Subsidiary to the Borrower or another Wholly-Owned Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the ordinary course of business to the extent not constituting Indebtedness for borrowed money.

(x)	Indebtedness under performance bonds, letter of credit obligations to provide security for worker’s compensation claims and bank overdrafts, in each case incurred in the ordinary course of business; provided that any obligations arising in connection with such bank overdraft Indebtedness is extinguished within five Business Days of its incurrence.

(xi)	Subject to clause (xii) below, Indebtedness incurred by Foreign Subsidiaries from time to time after the date hereof, so long as the aggregate principal amount of all Indebtedness (including trade letters of credit) incurred pursuant to this clause (xi) at any time outstanding shall not exceed $50,000,000; provided that such Indebtedness (a) shall not include Indebtedness assumed by any Foreign Subsidiary in connection with an Acquisition and (b) shall not be directly or indirectly guaranteed by the Borrower or any Domestic Subsidiary of the Borrower.

(xii)	Additional Indebtedness of the Borrower and its Subsidiaries to the extent not permitted by the foregoing clauses of this Section 6.11 not to exceed $15,000,000 in aggregate principal amount at any time outstanding; provided that the aggregate amount of Indebtedness under clause (xi) and this clause (xii) shall not exceed $55,000,000 at any time outstanding.

6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge (i) into the Borrower or a Wholly-Owned Subsidiary or (ii) in connection with a Permitted Acquisition, provided, in each case, that (a) if a Guarantor merges with another Subsidiary, the surviving entity shall be a Guarantor and (b) a Domestic Subsidiary shall not merge into a Foreign Subsidiary.

6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(i)	Sales of inventory in the ordinary course of business and consistent with past practices.

(ii)	Sales of the assets listed on Schedule 1.1.

(iii)	Any transfer of an interest in accounts or notes receivable and related assets as part of a Qualified Receivables Transaction.

(iv)	Investments to the extent permitted by Section 6.14.

(v)	Licenses, cross-licenses or sublicenses by the Borrower and its Subsidiaries of software, trademarks and other intellectual property in the ordinary course of business and which do not materially interfere with the business of the Borrower or of the Borrower and the Subsidiaries, taken as a whole.

(vi)	The Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with ordinary business practice (and not as part of any bulk sale).

(vii)	The Borrower or any Domestic Subsidiary of the Borrower that is a Wholly-Owned Subsidiary may transfer or lease Property to the Borrower or any other Domestic Subsidiary that is a Wholly-Owned Subsidiary.

(viii)	Each of the Borrower and its Subsidiaries may (a) in the ordinary course of business, sell, lease or otherwise dispose of any assets which, in the reasonable judgment of such Person, are obsolete, worn out or otherwise no longer useful in the conduct of such Person’s business, (b) unless a Default shall have occurred and be continuing, subject to Section 2.7(b), sell, lease or otherwise dispose of any assets, provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (viii) shall not exceed the sum of (i) $15,000,000 in any twelve month period, not including the proceeds of the sale of assets listed on Schedule 1.1 and (c) enter into one or more Sale and Leaseback Transactions, provided that the Attributable Debt arising therefrom shall not exceed $25,000,000 at any time outstanding.

6.14. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)	Cash Equivalent Investments.

(ii)	Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.14.

(iii)	Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction or otherwise resulting from transfers of assets permitted by Section 6.13(iii) to such a special-purpose entity.

(iv)	Permitted Acquisitions.

(v)	Investments by the Borrower or any Subsidiary in the Borrower or any Domestic Subsidiary.

(vi)	Investments by the Borrower or any Subsidiary in any Foreign Subsidiary of the Borrower, provided that the aggregate amount of all such Investments in Foreign Subsidiaries made after the date hereof at any time outstanding (determined without regard to any write-downs or write-offs thereof) shall not exceed $65,000,000.

(vii)	Other Investments not otherwise permitted by clauses (i) through (vi) above, provided that the aggregate amount of all such Investments made after the date hereof at any time outstanding (determined without regard to any write-downs or write-offs thereof) shall not exceed $5,000,000.

6.15. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(i)	Liens (other than any Lien imposed by ERISA or any Environmental Law) for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business (a) which do not in the aggregate materially detract from the value of the property or assets of the Borrower and the Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Borrower and the Subsidiaries, taken as a whole, or (b) which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)	Liens (other than any Lien imposed by ERISA) (a) arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, (b) to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (c) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that the aggregate amount of deposits at any time pursuant to clause (b) and clause (c) shall not exceed $1,000,000 in the aggregate.

(iv)	Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(v)	Liens existing on the date hereof and described in Schedule 6.15, provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase and (ii) such Liens do not encumber any additional assets or properties of the Borrower or any of its Subsidiaries.

(vi)	Liens in favor of the Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

(vii)	Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Qualified Receivables Transaction.

(viii)	Any Lien of a lessor under a Capitalized Lease on assets subject to such Capitalized Lease securing Capitalized Lease Obligations permitted by Section 6.11(vii).

(ix)	Liens arising out of judgments or awards not giving rise to a Default in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings.

(x)	Any interest or title of a lessor, sublessor, licensee or licensor under any lease (other than a Capitalized Lease) or license agreement permitted by this Agreement, including any Lien filed to prevent the impairment of any such interest.

(xi)	Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods.

(xii)	Liens on assets of Foreign Subsidiaries; provided that (a) such Liens do not extend to, or encumber, assets which constitute Equity Interests in any of the Borrower’s Subsidiaries and (b) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 6.11(xi).

(xiii)	Liens upon assets of the Borrower or any of its Subsidiaries subject to Sale and Leaseback Transactions to the extent permitted by Section 6.13(viii); provided that (a) in each case, such Liens only serve to secure the payment of Attributable Debt arising under such Sale and Leaseback Transaction and do not encumber any other asset (other than proceeds thereof) of the Borrower or any Subsidiary of the Borrower and (b) the aggregate outstanding principal amount of all Attributable Debt secured by Liens permitted by this clause (xiii) shall not at any time exceed $25,000,000.

(xiv)	Liens not otherwise permitted by the foregoing clauses (i) through (xiii) to the extent attaching to properties and assets with an aggregate fair value not in excess of, and securing liabilities not in excess of, $5,000,000 in the aggregate at any time outstanding.

6.16. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate other than in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction, except (i) transactions between the Borrower or any Subsidiary, on the one hand, and any Subsidiary or other special-purpose entity created to engage solely in a Qualified Receivables Transaction and (ii) any other transaction between the Borrower and any Subsidiary or between a Subsidiary and another Subsidiary permitted by Section 6.10, 6.11, 6.12, 6.13 or 6.14.

6.17. Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness which is adverse to the interests of the Lenders, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness, other than, after the issuance of Subordinated Indebtedness, the exchange of notes evidencing such Indebtedness for notes that have terms substantially identical in all material respects to such original notes, except that such new notes do not contain terms with respect to transfer restrictions. The Borrower shall give the Agent five Business Days’ prior written notice of the terms of any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness. Notwithstanding the foregoing, so long as no Default or Unmatured Default shall have occurred and be continuing or would result, or would be reasonably likely to result, therefrom, the

Borrower may repurchase the Subordinated Notes, provided that such repurchased Subordinated Notes shall be cancelled and not reissued.

6.18. Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations, (iii) guaranties of Indebtedness permitted by Section 6.11 (except as provided in Section 6.11(xi)), provided that (a) only Guarantors may guarantee Indebtedness of the Borrower and (b) guaranties of Subordinated Indebtedness of the Borrower shall be subordinated to the Guaranty on the same basis, (iv) Contingent Obligations existing on the date hereof and described in Schedule 6.18, and (v) other Contingent Obligations not otherwise permitted by clauses (i) through (iv) above not exceeding $20,000,000 in the aggregate outstanding at any one time.

6.19. Financial Covenants.

6.19.1. Leverage Ratio. The Borrower will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters ending on or after February 29, 2004, to be greater than 3.50 to 1.

6.19.2. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its fiscal quarters ending on or after February 29, 2004, to be less than 1.75 to 1.

6.20. Fiscal Year. The Borrower will not change its fiscal year-end to a date other than August 31.

6.21. Designated Senior Indebtedness. The Borrower will not designate any Indebtedness as “Designated Senior Indebtedness” for purposes of the Subordinated Note Indenture.

6.22. Guarantors; Pledges of Equity Interests in Foreign Subsidiaries.

(a) Material Domestic Subsidiaries. If, at any time after the date hereof, any Domestic Subsidiary (other than a Guarantor) shall constitute a Material Domestic Subsidiary, the Borrower shall promptly notify the Agent thereof, which notice shall specify the date as of which such Domestic Subsidiary became a Material Domestic Subsidiary. Within 30 days after the date specified in such notice, the Borrower shall cause such Material Domestic Subsidiary to execute and deliver to the Agent a supplement to the Guaranty, together with such supporting documentation, including authorizing resolutions and/or opinions of counsel, as the Agent may reasonably request. Notwithstanding the foregoing, (i) if the Borrower acquires a Material Domestic Subsidiary pursuant to a Permitted Acquisition, the Borrower may, as an alternative to complying with the preceding sentence, within 30 days after the consummation of such Permitted Acquisition, cause such Material Domestic Subsidiary to merge into, or to transfer all or substantially all of its assets to, the Borrower or a Guarantor, and (ii) if any Domestic Subsidiary is a Material Domestic Subsidiary solely because it holds Voting Equity Interests in a Material Foreign Subsidiary, but is not required to pledge such Voting Equity Interests pursuant to the last sentence of Section 6.22(b), then such Domestic Subsidiary shall not be required to become a Guarantor pursuant to this Section 6.22(a).

(b) Material Foreign Subsidiaries. If, at any time after the date hereof, any Foreign Subsidiary (other than a Foreign Subsidiary listed on Schedule 1.3) shall constitute a Material Foreign Subsidiary, the Borrower shall promptly notify the Agent thereof, which notice shall specify the date as of which such Foreign Subsidiary became a Material Foreign Subsidiary. Within 30 days after the date specified in such notice, the Borrower shall, and/or shall cause each Domestic Subsidiary to, if and to the extent that each of them holds any Equity Interest in such Material Foreign Subsidiary, execute and deliver to the Agent a supplement to the Pledge Agreement, together with such supporting documentation (including, without limitation, additional Collateral Documents, authorizing resolutions and/or opinions of counsel) as the Agent may reasonably request, in order to create a perfected, first priority security interest in the Equity Interests in such Material Foreign Subsidiary, provided that such pledges, individually or collectively, with respect to any Foreign Subsidiary shall not exceed 65% of the Voting Equity Interests in such Foreign Subsidiary. The Borrower or any particular Domestic Subsidiary shall not be required to execute and deliver a supplement to the Pledge Agreement pursuant to this Section 6.22(b) if such entity directly holds 35% or less of the Voting Equity Interests in such Foreign Subsidiary and, as a result of the limitation set forth in the preceding sentence, the Borrower can comply with this Section 6.22(b) without the pledge of such Voting Equity Interests.

(c) 90% Minimum Requirement. The Borrower shall, and shall cause its Domestic Subsidiaries (whether or not they are Material Domestic Subsidiaries) to, comply with Section 6.22(a) and (b) such that, as of the end of each fiscal quarter, (i) the aggregate assets of the Borrower, the Guarantors and all Foreign Subsidiaries 65% of the Voting Equity Interests of which have been pledged pursuant to Section 6.22(b) (in the case of such Foreign Subsidiaries, on a consolidated basis with their respective Subsidiaries) shall represent 90% or more of the consolidated assets of the Borrower and its Subsidiaries and (ii) such entities on an aggregate basis shall be responsible for 90% or more of the Consolidated Net Income of the Borrower and its Subsidiaries for the four fiscal quarter period then ended.

(d) Releases. In the event of a sale or other disposition of all or substantially all of the assets of any Guarantor or Foreign Subsidiary, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of any Guarantor or Foreign Subsidiary, in each case to a Person that is not (either before or after giving effect to such transactions) an Affiliate of the Borrower, then (i) such Guarantor will be released from its obligations under the Guaranty, provided that (x) such Guarantor is concurrently released from any obligations it may have with respect to Subordinated Indebtedness and (y) after such release the Borrower remains in compliance with Section 6.22(c) and/or (ii) the Equity Interests, if any, of such Foreign Subsidiary that are subject to the Lien of the Pledge Agreement will be released from such Lien.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2. Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within three Business Days after the same becomes due.

7.3. The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21 or 6.22.

7.4. The breach by the Borrower (i) of Section 6.1 which is not remedied within ten days after the occurrence of such breach or (ii) (other than a breach which constitutes a Default under another Section of this Article VII) of any of the other terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty days after the occurrence of such breach.

7.5. Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the occurrence of an early termination under any Rate Management Transaction resulting from (i) any event of default under such Rate Management Transaction as to which the Borrower or any Subsidiary is the defaulting party or (ii) any termination event as to which the Borrower or any Subsidiary is an affected party and, in either event, the termination value or other similar obligation owed by the Borrower or such Subsidiary as a result thereof is in excess of $5,000,000 and remains unpaid; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6. The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii)

make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7. Without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $5,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $20,000,000, or any Reportable Event shall occur in connection with any Plan, or any Single Employer Plan shall have any Unfunded Liabilities for which a minimum funding waiver request has been filed.

7.11. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $20,000,000 or requires payments exceeding $5,000,000 per annum.

7.12. Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

7.13. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

7.12. Any Change in Control shall occur.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(ii) If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii) The Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

(iv) At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

(v) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

(i)	Extend the Facility Termination Date, or extend the expiry date of any Facility LC to a date after the Facility Termination Date, or forgive all or any portion of the principal amount of any Loan or any Reimbursement Obligation, or reduce the rate or extend the time of payment of interest or fees under this Agreement.

(ii)	Reduce the percentage specified in the definition of Required Lenders.

(iii)	Except pursuant to Section 2.5(c), increase the amount of the Aggregate Commitment or the Commitment of any Lender hereunder; or increase the commitment to issue Facility LCs; or permit the Borrower to assign its rights under this Agreement.

(iv)	Amend this Section 8.2.

(v)	Release any Guarantor, except in connection with a disposition of all of the Equity Interests of a Guarantor otherwise permitted by the Loan Documents, or, except as provided in the Collateral Documents, release all or substantially all of the Collateral.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment to any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be affective without the written consent of the Swing Line Lender. The Agent may waive payment of the fee required under Section 12.3.2.

8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13, which shall survive and remain in full force and effect during the term of this Agreement.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6. Expenses; Indemnification. (i) The Borrower shall reimburse the Agent and the Arranger for any costs, internal charges and reasonable out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger, the LC Issuer and the Lenders for any costs, internal charges and reasonable out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent, the Arranger, the LC Issuer and the Lenders, which attorneys may be employees of the Agent, the Arranger, the LC Issuer or the Lenders) paid or incurred by the Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents.

(ii) The Borrower hereby further agrees to indemnify the Agent, the Arranger, the LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, the LC Issuer, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Agent or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent, the Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11. Confidentiality. The Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Agent and any other Lender and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.

9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

9.13. Disclosure. The Borrower and each Lender hereby acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14. USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Agent and the Lenders will ask for Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow Agent and the Lenders to identify Borrower, and, if Borrower is not an individual, Agent and the Lenders will ask for Borrower’s name, tax identification number, business address, and other information that will allow Agent and the Lenders to identify Borrower. Agent and the Lenders may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

9.15. Waiver of Notice. The Lenders party hereto that are lenders party to the Existing Credit Agreement hereby (i) waive the requirement of Section 2.09(b) of the Existing Credit Agreement that the Borrower give the agent thereunder three business days’ written notice of termination in whole of the lenders’ commitments thereunder and (ii) consent to such notice being given prior to 10:00 a.m. (Chicago time) on the effective date of such termination.

ARTICLE X

THE AGENT

10.1. Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.

10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8. Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the

Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Agent or Arranger hereunder, neither the Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Agent or Arranger (whether or not in their respective capacity as Agent or Arranger) or any of their Affiliates.

10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13. Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated January 7, 2004, or as otherwise agreed from time to time.

10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15. Execution of Collateral Documents. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf the Pledge Agreement and all related financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Pledge Agreement.

10.16. Guaranty and Collateral Releases. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of a Guarantor or any Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing

10.17. Co-Agents. None of the Lenders identified in this Agreement as a Syndication Agent, Senior Managing Agent or Managing Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2. Participations.

12.2.1. Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Outstanding Credit Exposure, Commitment or Facility LC in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.2.3. Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3. Assignments.

12.3.1. Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

12.3.2. Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Agent and the Issuing Bank shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3. Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.3.4. Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1. Notices; Effectiveness; Electronic Communication

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower or any other Loan Party, at the Borrower’s address or telecopier number set forth on the signature page hereof;

(ii) if to the Agent, at its address or telecopier number set forth on the signature page hereof;

(iii) if to the Issuing Bank, at its address or telecopier number set forth on the signature page hereof; and

(iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto, except that a Lender shall be required to give such notice only to the Borrower and the Agent.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent, and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL

PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature pages follow]

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Agent have executed this Agreement as of the date first above written.

ACTUANT CORPORATION

By:	/s/ Terry M. Braatz

Name:	Terry M. Braatz
Title:	Treasurer

6100 North Baker Road Milwaukee, WI 53209 Attention: Terry M. Braatz Telephone: (414) 247-5446 FAX: (414) 918-0033

Actuant Corporation

Credit Agreement

February 2004

Commitment: $35,000,000	BANK ONE, NA, as a Lender, as LC Issuer and as Agent

	By:	/s/ Jack West

	Name:	Jack West
	Title:	Director

111 East Wisconsin Avenue Mail Code WI1-2042 Milwaukee, WI 53202 Attention: Jack West Telephone: (414) 765-2613 FAX: (414) 765-2625

Actuant Corporation

Credit Agreement

February 2004

Commitment: $32,500,000	WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ George Woolsey

	Name:	George Woolsey
Title:

201 South College Street Charlotte, NC 28288 Attention: George Woolsey Telephone: (704) 374-7907 FAX: (704) 383-6647

Actuant Corporation

Credit Agreement

February 2004

Commitment: $32,500,000	U.S. BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Caroline Krider

	Name:	Caroline Krider
	Title:	VP & Senior Lender

777 E. Wisconsin Avenue MK-WI-TGCB Milwaukee, WI 53202 Attention: Caroline Krider Telephone: (414) 765-5971 FAX: (414) 765-4632

Actuant Corporation

Credit Agreement

February 2004

Commitment: $30,000,000	LASALLE BANK NATIONAL ASSOCIATION, as a Lender

	By:	/s/ James A. Meyer

	Name:	James A. Meyer
	Title:	Senior Vice President

411 E. Wisconsin Avenue #1250 Milwaukee, WI 53202 Attention: James A. Meyer Telephone: (414) 224-0380 FAX: (414) 224-0071

Actuant Corporation

Credit Agreement

February 2004

Commitment: $30,000,000	M&I MARSHALL & ILSLEY BANK, as a Lender

	By:	/s/ James P. McMullen

	Name:	James P. McMullen
Title:

	By:	/s/ Robert A. Nielsen

	Name:	Robert A. Nielsen
	Title:	Vice President

770 N. Water Street Milwaukee, WI 53202 Attention: James P. McMullen Telephone: (414) 765-7590 FAX: (414) 765-7625

Actuant Corporation

Credit Agreement

February 2004

Commitment: $20,000,000	BANK OF AMERICA, N.A., as a Lender

	By:	/s/ Timothy Cassidy

	Name:	Timothy Cassidy
	Title:	Vice President

231 South LaSalle Street IL1-231-10-10 Chicago, IL 60697 Attention: Timothy Cassidy Telephone: (312) 828-3816 FAX: (312) 828-5140

Actuant Corporation

Credit Agreement

February 2004

Commitment: $20,000,000	NATIONAL CITY BANK, as a Lender

	By:	/s/ Jennifer Kofod

	Name:	Jennifer Kofod
	Title:	Vice President

1 North Franklin, Suite 3600 Chicago, IL 60606 Attention: Jennifer Kofod Telephone: (312) 384-4612 FAX: (312) 384-4666

Actuant Corporation

Credit Agreement

February 2004

Commitment: $20,000,000	HARRIS TRUST & SAVINGS BANK, as a Lender

	By:	/s/ Michael M. Fordney

	Name:	Michael M. Fordney
	Title:	Vice President

111 West Monroe – 111/10W Chicago, IL 60690 Attention: Michael M. Fordney Telephone: (312) 461-7514 FAX: (312) 461-2591

Actuant Corporation

Credit Agreement

February 2004

Commitment: $20,000,000	CRÉDIT INDUSTRIEL ET COMMERCIAL, as a Lender

	By:	/s/ Brian O’Leary

	Name:	Brian O’Leary
	Title:	Vice President

	By:	/s/ Anthony Rock

	Name:	Anthony Rock
	Title:	Vice President

520 Madison Avenue 37th Floor New York, NY 10022 Attention: Brian O’Leary Telephone: (212) 715-4422 FAX: (212) 715-4535

Actuant Corporation

Credit Agreement

February 2004

Commitment: $10,000,000	ASSOCIATED BANK, N.A., as a Lender

	By:	/s/ Daniel Holzhauer

	Name:	Daniel Holzhauer
	Title:	Assistant Vice President

401 East Kilbourn Avenue Milwaukee, WI 53202 Attention: Daniel Holzhauer Telephone: (414) 283-2361 FAX: (414) 283-2300

Actuant Corporation

Credit Agreement

February 2004

EXHIBIT A

FORM OF OPINION

Attached

EXH. A-1

EXHIBIT B

COMPLIANCE CERTIFICATE

Dated as of [                    ]

To:	The Lenders party to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of February 19, 2004 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among the Actuant Corporation (the “Borrower”), the lenders party thereto and Bank One, NA, as Agent for the Lenders and as LC Issuer. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected [Chief Financial Officer] [Treasurer] [Controller] [principal accounting officer] of the Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements (the fiscal quarter ended on the last day of the accounting period covered by the attached financial statements is referred to below as the “Fiscal Quarter”);

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4. Schedule I [and Schedule II] attached hereto set[s] forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct; and

5. Annex A attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement and the other Loan Documents and the status of compliance.

EXH. B-1

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I [and Schedule II] hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of             , 20            .

ACTUANT CORPORATION

By:

Name:
Title:

EXH. B-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Consolidated Net Income

+/– consolidated net after tax income (or loss) of the Borrower and its consolidated Subsidiaries (other than positive net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions is not permitted of such Subsidiary as of the date of calculation)	$

+ any non-cash charges associated with the sale or discontinuance of assets, businesses or product lines	+

+ the cumulative effect of accounting changes	+

= Consolidated Net Income	$

Consolidated EBITDA

+/– Consolidated Net Income (Loss)	$

+ Consolidated Interest Expense	+

+ provisions for taxes based on income	+

+ total depreciation expense	+

+ total amortization expense	+

+/– adjustments for extraordinary gains or losses or gains or losses from sales of assets other than inventory sold in the ordinary course of business	+/–

+ noncash charges associated with the sale of assets set forth on Schedule 1.1 to the Credit Agreement	+

+ the write-off of deferred financing fees and any premium (subject to 30% cap) actually paid in connection with the Transactions	+

Consolidated EBITDA	=

A.	LEVERAGE RATIO (Section 6.19.1)

Calculate the Leverage Ratio for the four-fiscal quarter period ended on the last day of the Fiscal Quarter, by dividing Consolidated Indebtedness by

Consolidated EBITDA. If a Permitted Acquisition or Asset Sale has occurred during the applicable four-quarter period, calculate the Leverage Ratio on a pro forma basis (describe in reasonable detail on Schedule II hereto pro forma adjustments for Permitted Acquisitions and Asset Sales, if any, during such four-quarter period).

Net Consolidated Indebtedness may be used instead of Consolidated Indebtedness to calculate the Leverage Ratio if each of the following conditions are satisfied: (1) the Borrower did not use Net Consolidated Indebtedness instead of Consolidated Indebtedness to calculate the Leverage Ratio at the end of the immediately preceding Fiscal Quarter, and (2) there were no Loans outstanding under the Credit Agreement as of the calculation date of this Compliance Certificate.

Consolidated Indebtedness as of the last day of the Fiscal Quarter	$

Consolidated EBITDA	$

(a) Actual Leverage Ratio for Fiscal Quarter	to 1

(b) Maximum permitted Leverage Ratio for Fiscal Quarter	3.50 to 1

B.	FIXED CHARGE COVERAGE RATIO (Section 6.19.2)

Calculate the Fixed Charge Coverage Ratio for the four-fiscal quarter period ended on the last day of the Fiscal Quarter, as follows:

Consolidated EBITDA	$

– Consolidated Capital Expenditures	–

+ Consolidated Rentals	+

= Numerator	=

Consolidated Interest Expense	$

– Non-cash Interest Expense	–

+ Consolidated Rentals	+

+ expense for taxes paid or accrued	+

+ cash dividends paid by the Borrower during such period	+

EXH. B-4

= Denominator	=

(a) Actual Fixed Charge Coverage Ratio for Fiscal Quarter (Numerator/Denominator)	to 1

(b) Minimum Permitted Fixed Charge Coverage Ratio	1.75 to 1

EXH. B-5

SCHEDULE II TO COMPLIANCE CERTIFICATE

[Add detail as applicable]

ANNEX A TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:                                                                          , [an Affiliate/Approved Fund of [identify Lender]]1

3. Borrower: Actuant Corporation

4. Agent: Bank One, NA, as the agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement dated as of February 19, 2004 among Actuant Corporation, the Lenders party thereto, and Bank One, NA, as Agent.

[1]	Select as applicable

EXH. C-1

6. Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[3]
	$	$	_______	%
	$	$	_______	%
	$	$	_______	%

7. Trade Date:                                                                          4

Effective Date:                                              , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to

ASSIGNOR [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Title:

[Consented to and]5 Accepted:

BANK ONE, NA, as Agent

By:

Title:

[Consented to:]6

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” etc.)

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4]	Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

[5]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

[6]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, L/C Issuer) is required by the terms of the Credit Agreement.

EXH. C-2

[NAME OF RELEVANT PARTY]

By:

Title:

EXH. C-3

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, Reimbursement Obligations, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT D

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

*** To be completed by the Borrower. ***

To Bank One, NA,

as Agent (the “Agent”) under the Credit Agreement

Described Below.

Re:	Credit Agreement, dated February 19, 2004 (as the same may be amended or modified, the “Credit Agreement”), among Actuant Corporation (the “Borrower”), the Lenders named therein, the LC Issuer and the Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.14 of the Credit Agreement.

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)	Date

(Please Print)	Signature

Bank Officer Name	Date

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

EXH. D-1

EXHIBIT E

NOTE

February 19, 2004

Actuant Corporation, a Wisconsin corporation (the “Borrower”), promises to pay to the order of                                                   (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement (as hereinafter defined), in immediately available funds at the main office of Bank One, NA in Chicago, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of February 19, 2004 (which, as it may be amended or modified and in effect from time to time, is herein called the “Credit Agreement”), among the Borrower, the lenders party thereto, including the Lender, the LC Issuer and Bank One, NA, as Agent, to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to the Collateral Documents and guaranteed pursuant to the Guaranty, all as more specifically described in the Credit Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest and any notice (except as to notice specifically set forth in the Agreement) of any kind. No failure to exercise and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois, but giving effect to applicable federal laws.

ACTUANT CORPORATION

By:

Print Name:

Title:

EXH. E-1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF                                     ,

DATED                     ,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXH. E-2

EXHIBIT F

FORM OF COMMITMENT AND ACCEPTANCE

Dated [                ]

Reference is made to the Credit Agreement dated as of February 19, 2004 (as the same may be amended, modified supplement or restated from time to time, the “Credit Agreement”) among Actuant Corporation (the “Borrower”), the financial institutions party thereto (the “Lenders”), and Bank One, NA, as administrative agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to Section 2.5(c) of the Credit Agreement, the Borrower has requested an increase in the Aggregate Commitment from $                             to $                            . Such increase in the Aggregate Commitment is to become effective on the date (the “Effective Date”) which is the later of (i)                     ,          and (ii) the date on which the conditions precedent set forth in Section 2.5(c) in respect of such increase have been satisfied. In connection with such requested increase in the Aggregate Commitment, the Borrower, the Agent and                              (the “Accepting Lender”) hereby agree as follows:

1. Effective as of the Effective Date, [the Accepting Lender shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have a Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Commitment of the Accepting Lender under the Credit Agreement shall be increased from $                     to the] amount set forth opposite the Accepting Lender’s name on the signature page hereof.

[2. The Accepting Lender hereby (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance Agreement; (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as contractual representative on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.]7

[3]. The Borrower hereby represents and warrants that as of the date hereof and as of the Effective Date, (a) all representations and warranties shall be true and correct in all material respects as though made on such date and (b) no event shall have occurred and then be continuing which constitutes a Default or an Unmatured Default.

[7]	To be added only if the Accepting Lender is not already a Lender.

[4]. THIS COMMITMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (INCLUDING §735 ILCS 105/5-1 ET SEQ. BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

[5]. This Commitment and Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Commitment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACTUANT CORPORATION

By:

Name:
Title:

BANK ONE, NA, as Agent

By:

Name:
Title:

COMMITMENT	ACCEPTING LENDER

$ __________________________	[NAME OF ACCEPTING LENDER]

By:

Name:
Title:

REAFFIRMATIONS OF GUARANTORS AND PLEDGORS

Each of the undersigned hereby acknowledges receipt of the foregoing Commitment and Acceptance. Capitalized terms used in this Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement referred to in the foregoing Commitment and Acceptance. Without in any way establishing a course of dealing by the Agent or any Lender, (i) each of the undersigned Guarantors reaffirms the terms and conditions of the Guaranty dated as of February 19, 2004 executed by it, and (ii) each of the undersigned Pledgors reaffirms the terms and conditions of the Pledge Agreement dated as of February 19, 2004 executed by it, and each Guarantor and Pledgor acknowledges and agrees that such Guaranty and Pledge Agreement, and applicable, and each and every other Loan Document executed by the undersigned in connection with the Credit Agreement remain in full force and effect and are hereby ratified, reaffirmed and confirmed. All references to the Credit Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement as so amended by the Commitment and Acceptance and as the same may from time to time hereafter be amended, modified or restated. The failure of any Guarantor or Pledgor to sign this Reaffirmation shall not release, discharge or otherwise affect the obligations of any of the Guarantors or Pledgors hereunder or under the Guaranty or Pledge Agreement, as applicable.

[GUARANTORS], as a Guarantor [and Pledgor]

By:

Name:
Title:

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS	LEVEL VI STATUS
Eurodollar Rate	1.125%	1.25%	1.375%	1.50%	1.75%	2.00%
Floating Rate	0%	0%	0.125%	0.25%	0.50%	0.75%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS	LEVEL VI STATUS
Letter of Credit Fee	1.125%	1.25%	1.375%	1.50%	1.75%	2.00%
Commitment Fee	0.25%	0.25%	0.30%	0.35%	0.40%	0.50%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.75 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 2.25 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 2.50 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than or equal to 2.75 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Leverage Ratio is less than or equal to 3.25 to 1.00.

“Level VI Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable Margins and Applicable Fee Rates shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margins or Applicable Fee Rates shall be effective five Business Days after the Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margins and Applicable Fee Rates shall be the highest Applicable Margins and Applicable Fee Rates set forth in the foregoing table until five days after such Financials are so delivered.

Schedule 1.1

Asset Sales

Nielson Hardware Corporation

Milwaukee Cylinder division of Versa Technologies, Inc.

Schedule 1.2

Material Domestic Subsidiaries

Material Domestic Subsidiary	Jurisdiction of Organization
Applied Power Investments II, Inc.	Nevada
Engineered Solutions L.P.	Indiana
GB Tools and Supplies, Inc.	Wisconsin
Versa Technologies, Inc.	Delaware

Schedule 1.3

Material Foreign Subsidiaries

Material Foreign Subsidiary	Jurisdiction of Organization
Actuant Canada Corporation	Canada
Actuant European S.a.r.L.	Luxembourg
Applied Power International S.A.	Switzerland
Enerpac GmbH	Germany

Schedule 1.4

Initial Pledgors

Pledgor	Jurisdiction of Organization
Actuant Corporation	Wisconsin
Engineered Solutions L.P.	Indiana

Schedule 2.19.3

Existing Letters of Credit

Standby Letter of Credit No. SLCWMIL00183 issued by U.S. Bank in favor of Hutchinson, S.A.

Schedule 4.1

US $250,000,000

5-YEAR SENIOR REVOLVING CREDIT FACILITY

Dated as of February 19, 2004

among

ACTUANT CORPORATION,

THE LENDERS FROM TIME TO TIME

PARTY THERETO

and

BANK ONE, NA

As Agent

LIST OF CLOSING DOCUMENTS

ARTICLE XVI

LOAN DOCUMENTS

16.1. Credit Agreement, dated as of February 19, 2004 (the “Credit Agreement”), by and among Actuant Corporation, a Wisconsin corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Bank One, NA, as Agent for the Lenders (the “Agent”).8

Exhibits to the Credit Agreement:

Exhibit A	Opinion of Borrower’s Counsel
Exhibit B	Compliance Certificate
Exhibit C	Assignment and Acceptance
Exhibit D	Loan/Credit Related Money Transfer Instruction
Exhibit E	Note
Exhibit F	Commitment and Acceptance

Schedules to the Credit Agreement:

Pricing Schedule
Schedule 1.1	Asset Sales
Schedule 1.2	Material Domestic Subsidiaries
Schedule 1.3	Material Foreign Subsidiaries
Schedule 1.4	Initial Pledgors
Schedule 2.19.13	Existing Letters of Credit

[8]	Capitalized terms not otherwise defined herein are used as defined in the Credit Agreement. All items listed in boldface italics are to be prepared or arranged for by the Borrower.

Schedule 4.1	List of Closing Documents
Schedule 5.7	Litigation
Schedule 5.8	Subsidiaries
Schedule 5.15	Insurance
Schedule 6.11	Indebtedness
Schedule 6.14	Investments
Schedule 6.15	Liens
Schedule 6.18	Contingent Obligations

16.2. Notes executed by the Borrower in favor of each of the Lenders which have requested notes pursuant to Section 2.13 of the Credit Agreement (the “Requesting Lenders”) in the aggregate principal amount of each such Requesting Lender’s Commitment under the Credit Agreement.

16.3. Subsidiary Guaranty, executed by each Material Domestic Subsidiary of the Borrower identified on Annex 1 hereto (the “Guarantors”) in favor of the Agent, guaranteeing the payment of the Obligations under the Credit Agreement.

Pledge	Agreement executed by the Pledgors identified on Annex 1 hereto in favor of the Agent, evidencing the Pledgors’ pledge and grant of a security interest in 65% of the outstanding capital stock of certain foreign subsidiaries identified on Annex 2 hereto, and an executed Acknowledgment of each such foreign subsidiary identified on Annex 2.

ARTICLE XVII

UCC DOCUMENTS

17.1. UCC Lien Search Reports and Pre-Filing Tax Lien and Judgment Search Reports naming the Borrower and certain subsidiaries as debtors in the offices listed on Annex 3 hereto.

17.2. UCC financing statements filed against each Pledgor, as debtor, and the Agent, as secured party, in the offices listed on Annex 4 hereto.

ARTICLE XVIII

CORPORATE DOCUMENTS

18.1. Certificate of the Secretary of the Borrower certifying (i) resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of each Loan Document to which it is a party, (ii) that there have been no changes in the Certificate of Incorporation of the Borrower since the date of the most recent certification thereof by the Secretary of State of Wisconsin, (iii) the names and true signatures of the incumbent officers of the Borrower authorized to sign the Loan Documents to which it is a party and authorized to request borrowings under the Credit Agreement, and (iv) the By-Laws (attached thereto) of the Borrower as in effect on the date of such certification.

18.2. Certificate of Incorporation of the Borrower certified by the Secretary of State of Wisconsin.

18.3. Certificate of Good Standing for the Borrower from the office of the Secretary of State of Wisconsin.

18.4. Certificate of the Secretary of each Guarantor and Pledgor, certifying (i) resolutions of the Board of Directors or equivalent governing body of such Guarantor or Pledgor approving and authorizing the execution, delivery and performance of each Loan Document to which it is a party, (ii) that there have been no changes in the Certificate/Articles of Incorporation, Certificate of Formation or other organizational documents of such Guarantor or Pledgor since the date of the most recent certification thereof by the appropriate governmental authority, (iii) the names and true signatures of the incumbent officers of such Guarantor or Pledgor authorized to sign the Loan Documents to which it is a party, and (iv) the By-Laws, limited liability company agreement or other organizational documents (attached thereto), as applicable, of such Guarantor and Pledgor as in effect on the date of such certification.

18.5. Certificates/Articles of Incorporation, Certificates of Formation or other organizational documents of each Guarantor and Pledgor, certified by the Secretary of State (or the equivalent thereof) of its respective jurisdiction of organization.

18.6. Good Standing Certificates (or the equivalents thereof) for each Guarantor and Pledgor from the offices of the Secretaries of State (or the equivalents thereof) in the respective jurisdictions set forth on Annex 1 hereto.

ARTICLE XIX

LEGAL OPINIONS

19.1. Opinions of counsel to the Borrower:

a) with respect to issues of Illinois and Delaware law: McDermott, Will & Emery

b) with respect to issues of Wisconsin law: Quarles & Brady

c) with respect to issues of Indiana law: Locke Reynolds

ARTICLE XX

CLOSING CERTIFICATE AND MISCELLANEOUS

20.1. A certificate executed by a Financial Officer of the Borrower certifying that, as of the initial Credit Extension Date, no Default or Unmatured Default has occurred or is continuing.

20.2. Written money transfer instructions, addressed to the Agent and signed by a Financial Officer of the Borrower, together with other related money transfer authorizations as the Agent may have requested.

20.3. Fee Letter between the Borrower and the Agent (Section 10.13 of Credit Agreement).

ARTICLE XXI

PAYOFF, TERMINATION AND RELEASE

21.1. Payoff and Termination Letter and other evidence satisfactory to the Agent that the Amended and Restated Credit Agreement dated as of May 22, 2002, as amended, among the Borrower, the lenders party thereto and the agent named therein shall have been terminated, all indebtedness, liabilities and obligations outstanding thereunder shall have been paid in full and all liens, if any, granted thereunder shall have been released.

Schedule I	UCC Filings Made by Prior Agent
Schedule II	Intellectual Property Security Agreements Filed by the Prior Agent
Schedule III	Real Estate Filings Made by the Prior Agent
Schedule IV	Account Control Agreements entered into with Prior Agent
Schedule V	Capital Stock, Stock Powers, Intercompany Notes and Other Possessory Collateral
Exhibit A	Form of Account Control Agreement Termination Letter

21.2. Supplemental Indentures, or other amendments to the two existing Indentures, whereby Subsidiaries of the Borrower that are not Guarantors under the Credit Agreement are released from their guaranty of the two existing Indentures.

ANNEX 1

GUARANTORS

Material Domestic Subsidiary	Jurisdiction of Organization
Applied Power Investments II, Inc.	Nevada
Engineered Solutions L.P.	Indiana
GB Tools and Supplies, Inc.	Wisconsin
Versa Technologies, Inc.	Delaware

PLEDGORS

Pledgor	Jurisdiction of Organization
Actuant Corporation	Wisconsin
Engineered Solutions L.P.	Indiana

ANNEX 2

FOREIGN SUBSIDIARIES

Material Foreign Subsidiary	Jurisdiction of Organization
Actuant Canada Corporation	Canada
Actuant European S.a.r.L.	Luxembourg
Applied Power International S.A.	Switzerland
Enerpac GmbH	Germany

ANNEX 3

PRE-CLOSING LIEN SEARCHES

Name	Type of Search	Jurisdiction
Actuant Corporation	UCC Name Variation	Wisconsin Dept. of Financial Institutions

	Federal and State Tax Liens	Wisconsin Dept. of Financial Institutions Register of Deeds of Milwaukee County, WI

	Pending Suits and Judgments	Circuit Court of Milwaukee County, WI Appropriate US District (Federal) Courts

Applied Power Inc.	UCC Name Variation	Wisconsin Dept. of Financial Institutions

	Federal and State Tax Liens	Wisconsin Dept. of Financial Institutions Register of Deeds of Milwaukee County, WI

	Pending Suits and Judgments	Circuit Court of Milwaukee County, WI Appropriate US District (Federal) Courts

GB Tools and Supplies, Inc.	UCC Name Variation	Wisconsin Dept. of Financial Institutions

	Federal and State Tax Liens	Wisconsin Dept. of Financial Institutions Register of Deeds of Milwaukee County, WI

	Pending Suits and Judgments	Circuit Court of Milwaukee County, WI Appropriate US District (Federal) Courts

Gardner Bender, Inc.	UCC Name Variation	Wisconsin Dept. of Financial Institutions

	Federal and State Tax Liens	Wisconsin Dept. of Financial Institutions Register of Deeds of Milwaukee County, WI

	Pending Suits and Judgments	Circuit Court of Milwaukee County, WI Appropriate US District (Federal) Courts

APW Tools and Supplies, Inc.	UCC Name Variation	Wisconsin Dept. of Financial Institutions

	Federal and State Tax Liens	Wisconsin Dept. of Financial Institutions Register of Deeds of Milwaukee County, WI

	Pending Suits and Judgments	Circuit Court of Milwaukee County, WI Appropriate US District (Federal) Courts

GB Electrical, Inc.	UCC Name Variation	Wisconsin Dept. of Financial Institutions

	Federal and State Tax Liens	Wisconsin Dept. of Financial Institutions Register of Deeds of Milwaukee County, WI

	Pending Suits and Judgments	Circuit Court of Milwaukee County, WI Appropriate US District (Federal) Courts

Engineered Solutions, L.P.	UCC Name Variation	Indiana Secretary of State Wisconsin Dept. of Financial Institutions

	Federal and State Tax Liens	Recorder of Deeds of St. Joseph County, IN Wisconsin Dept. of Financial Institutions Register of Deeds of Milwaukee County, WI

	Pending Suits and Judgments	District Court, St. Joseph County, IN Circuit Court of Milwaukee County, WI Appropriate US District (Federal) Courts, IN and WI

Applied Power Investments, Inc.	UCC Name Variation	Nevada Secretary of State Wisconsin Dept. of Financial Institutions

	Federal and State Tax Liens	Nevada Secretary of State Wisconsin Dept. of Financial Institutions Register of Deeds of Milwaukee County, WI

	Pending Suits and Judgments	Circuit Court of Milwaukee County, WI Appropriate US District (Federal) Courts

Applied Power Investments II, Inc.	UCC Name Variation Federal Tax Lien	Nevada Secretary of State

	UCC Name Variation	Wisconsin Dept. of Financial Institutions

	Federal and State Tax Liens	Recorder of Clark County, NV Wisconsin Dept. of Financial Institutions Register of Deeds of Milwaukee County, WI

	Pending Suit and Judgment	District Court, Clark County, NV Circuit Court of Milwaukee County, WI Appropriate US District (Federal) Courts, NV and WI

Versa Technologies, Inc.	UCC Federal Tax Lien	Delaware Secretary of State

ANNEX 4

UCC FINANCING STATEMENTS

Debtor	Jurisdiction	Filing Number	Filing Date
Actuant Corporation	Wisconsin
Engineered Solutions L.P.	Indiana

Schedule 5.7

Litigation

None

Schedule 5.8

Subsidiaries

See Attached Organizational Chart.

Schedule 5.15

Insurance

See Attached Certificates of Insurance.

Schedule 6.11

Indebtedness

None.

Schedule 6.14

Investments

See Chart Attached to Schedule 5.8.

Schedule 6.15

Liens

None.

Schedule 6.18

Contingent Obligations

In connection with the Borrower’s Spin-off of its electronics business (“APW”) in fiscal 2000, the Borrower remained contingently liable for certain lease obligations of APW (a schedule of the APW leases are attached hereto). If APW were unable to fulfill its obligations under the leases, the Borrower could be liable for such leases.